EXHIBIT 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the caption "Experts" and to the incorporation by reference in the Registration Statement on Form S-3 of our report dated March 6, 2007 relating to our audit of the financial statements as of and for each of the years in the two-year period ended December 31, 2006 included in the 2006 annual report on Form 10-KSB of SyntheMed, Inc., which report included explanatory paragraphs relating to the Company’s uncertainty as a going concern and change in its method of accounting for stock-based compensation

/s/ Eisner LLP

New York, New York
October 2, 2007